Exhibit 99.1

FG Merger II Corp. Announces Reduction on Permitted Working Capital Withdrawals from Trust Account

ITASCA, IL., May 14, 2025 -- FG Merger II Corp. (the “Company”), a newly organized blank check company formed as a Nevada corporation, today announced that the Company entered into a side letter (the “Side Letter”) to its underwriting agreement with the underwriter of its initial public offering (the “Underwriter”) pursuant to which, notwithstanding the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company (the “Continental”) which allows the Company to withdraw up to $1,000,000 per year of the interest earned on the Company’s trust account (or $2,000,000 in aggregate over two years), the Company agreed not to withdraw more than $1,200,000 in aggregate for working capital purposes from the Company’s trust account during the period beginning on the closing of the Company’s initial public offering and ending upon the consummation of the Company’s initial business combination. Continental executed the Side Letter in acknowledgement of the foregoing agreement.

For the avoidance of doubt, the Company is permitted to make customary withdrawals from the trust account in accordance with the Company’s organizational documents to pay any applicable taxes and up to $100,000 of dissolution expenses in the event of liquidation.

About FG Merger II Corp.

FG Merger II Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While FG Merger II Corp. will not limit its search for a target company to any particular business segment, FG Merger II Corp. intends to focus its search for a target business in the financial services industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the withdrawal of funds from the Company’s trust account and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of FG Merger II Corp., including those set forth in the Risk Factors section of FG Merger II Corp.’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. FG Merger II Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Hassan R. Baqar
Chief Financial Officer
FG Merger II Corp.
(847) 791-6817